Exhibit 4.2

Execution Version

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE (this “Eighth Supplemental Indenture”), dated as of May 13, 2021, by and between Dana Incorporated, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, not in its individual capacity, but solely as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of January 28, 2011, as supplemented by the Third Supplemental Indenture, dated as of December 9, 2014 (as so supplemented, the “Indenture”), providing for the issuance of the 5.500% Senior Notes due 2024 (the “Notes”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents (the “Consents”) to eliminate substantially all of the restrictive covenants and certain Events of Default in the Indenture and shorten the notice required to be given to Holders from 30 days to two Business Days in the case of a redemption of the Notes (the “Consent Solicitation”) pursuant to the Offer to Purchase and Consent Solicitation Statement, dated April 29, 2021 (the “Statement”);

WHEREAS, in accordance with Section 9.02 of the Indenture, the Trustee and the Company, together with the written consent of the Holders of at least a majority in principal amount of all outstanding Notes as of the date hereof, may amend or supplement the Indenture and the Notes as described below (including the Consents obtained in connection with the Tender Offer for the Notes);

WHEREAS, the Company is undertaking to execute and deliver this Eighth Supplemental Indenture to amend certain terms and covenants in the Indenture with respect to the Notes (the “Proposed Amendments”) in connection with the Tender Offer and Consent Solicitation;

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in principal amount of all outstanding Notes in order to effect the Proposed Amendments and all other conditions precedent provided under the Indenture to permit the Company and the Trustee to enter into this Eighth Supplemental Indenture have been satisfied;

WHEREAS, this Eighth Supplemental Indenture shall be effective upon its execution by the Company and the Trustee, and the Proposed Amendments effected by this Eighth Supplemental Indenture shall become operative with respect to the Notes on the Initial Payment Date (as defined herein) in accordance with Section 2.1 hereof;

WHEREAS, the Company has requested that the Trustee join with it in entering into this Eighth Supplemental Indenture for the purpose of amending the Indenture in accordance with the Proposed Amendments to eliminate substantially all of the restrictive covenants and certain Events of Default in the Indenture and shorten the notice required to be given to Holders from 30 days to two Business Days in the case of a redemption of the Notes, as permitted by Section 9.02 of the Indenture;

WHEREAS, pursuant to Section 9.02 and Section 9.03 of the Indenture, the Trustee is authorized to execute and deliver this Eighth Supplemental Indenture;

WHEREAS, this Eighth Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

WHEREAS, this Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Accounts Tax Compliance Act; and

WHEREAS, all things necessary have been done to make this Eighth Supplemental Indenture, when executed and delivered by the Company and the Trustee, the legal, valid and binding agreement of the Company and the Trustee, in accordance with its terms.

NOW, THEREFORE, in consideration for the promises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Amendments

Section 1.1    Amendments to the Indenture. The Indenture is hereby amended with respect to the Notes as follows:

(i)	Section 5.01 is hereby amended by deleting clauses (a)(2) and (a)(3) in their entirety and replacing such clauses (a)(2) and (a)(3) with the following: “[Intentionally Omitted].”;

(ii)	Section 6.01 is hereby amended by deleting paragraphs (3), (4), (7) and (8) in their entirety and replacing such paragraphs (3), (4), (7) and (8) with the following: “[Intentionally Omitted].”;

(iii)

Section 8.01 is hereby amended by deleting paragraphs (d)(3), (d)(4), (d)(5), (d)(6), (d)(7) and (d)(8) in their entirety and replacing such paragraphs (d)(3), (d)(4), (d)(5), (d)(6), (d)(7) and (d)(8) with the following: “[Intentionally Omitted].”;

(iv)	Each of the following Sections of the Indenture is hereby deleted in its entirety and replaced in lieu thereof with the words “[Intentionally Omitted].”:

SECTION 4.03. Limitation on Incurrence of Additional Indebtedness

SECTION 4.04. Limitation on Restricted Payments

SECTION 4.05. Limitation on Asset Sales

SECTION 4.08. Compliance with Laws

SECTION 4.09. Reports to Holders

SECTION 4.10. Waiver of Stay, Extension or Usury Laws

SECTION 4.11. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

SECTION 4.13. Limitation on Liens

SECTION 4.14. Limitation on Transactions with Affiliates

SECTION 4.15. Future Subsidiary Guarantors

SECTION 4.16. Limitation on Designations of Unrestricted Subsidiaries

SECTION 4.17. Offer to Purchase upon Change of Control

(v)	The second sentence of Section 3.01 is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“If the Company elects to redeem any series of Notes pursuant to the provisions of Sections 3.07 or 3.08 hereof and paragraph 5 of the applicable Notes, it shall furnish such an Officers’ Certificate to the Trustee at least two Business Days but not more than 60 days before a Redemption Date unless a shorter notice shall be reasonably satisfactory to the Trustee.”

(vi)	The second sentence of paragraph (a) of Section 3.02 is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than two Business Days nor more than 60 days prior to the Redemption Date by the Trustee, unless a shorter notice period shall be agreed to by the Trustee, from the outstanding Notes not previously called for redemption.

(vii)	The first paragraph of Section 3.03 is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“At least two Business Days but not more than 60 days, unless a shorter notice period shall be agreed to by the Trustee, before a Redemption Date (except in the case of satisfaction and discharge pursuant to Section 8.02), the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.”

Section 1.2    Amendment of Notes. Subject to Article II hereof, any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture, as amended by this Eighth Supplemental Indenture, shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this Eighth Supplemental Indenture.

Section 1.3    Amendment of Definitions. Subject to Article II hereof, any defined terms present in the Indenture or the Notes but no longer used as a result of the amendments made by this Eighth Supplemental Indenture are hereby eliminated in the Indenture or the Notes, as applicable, with respect to the Notes. The definition of any defined term used in the Indenture or the Notes where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Eighth Supplemental Indenture and the term it defines is still used elsewhere in the Indenture or the Notes after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

Section 1.4    Amendment of References. The Indenture with respect to the Notes and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those sections and subsections that are deleted as a result of the amendments made by this Eighth Supplemental Indenture.

ARTICLE II

Miscellaneous

Section 2.1    Effect and Operation of Eighth Supplemental Indenture. This Eighth Supplemental Indenture shall be effective and binding immediately upon its execution and delivery by the Company and the Trustee, and thereupon this Eighth Supplemental Indenture shall form a part of the Indenture for all purposes, and every

Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Notwithstanding the foregoing sentence, the amendments set forth in Article I of this Eighth Supplemental Indenture shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the Company’s acceptance and initial payment for Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer and representing at least a majority in principal amount of all the Notes then outstanding (such date of payment, the “Initial Payment Date”). Prior to the time the Company purchases any Notes pursuant to the Tender Offer, the Company may terminate this Eighth Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Tender Offer or the Consent Solicitation with respect to the Proposed Amendments or if for any other reason the Notes are not accepted for payment pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn, or the Company does not accept for purchase, and pay for, the Notes for any reason, this Eighth Supplemental Indenture shall not become operative.

Section 2.2    Indenture Remains in Full Force and Effect. Except as amended or supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3    Indenture and Supplemental Indenture Construed Together. This Eighth Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Eighth Supplemental Indenture shall henceforth be read and construed together.

Section 2.4    Confirmation and Preservation of Indenture. The Indenture, as supplemented by this Eighth Supplemental Indenture, is in all respects confirmed and preserved.

Section 2.5    Conflict with the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or another provision which is required or deemed to be included in this Eighth Supplemental Indenture by any of the provisions of the Trust Indenture Act, the provision or requirement of the Trust Indenture Act shall control. If any provision of this Eighth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Eighth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 2.6    Separability Clause. In case any provision in this Eighth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 2.7    Benefits of Supplemental Indenture. Nothing in this Eighth Supplemental Indenture or in the Notes, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any paying agent and the Holders) any benefit or any legal or equitable right, remedy or claim under or in respect of the Indenture, the Eighth Supplemental Indenture or the Notes or any provision contained therein.

Section 2.8    Successors and Assigns. All covenants and agreements in this Eighth Supplemental Indenture by the Company shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Eighth Supplemental Indenture shall bind its successors.

Section 2.9    No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, stockholder, incorporator or agent of the Company, as such, will have any liability for any obligations of the Company under the Notes, the Indenture, as amended by this Eighth Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability.

Section 2.10    Certain Duties and Responsibilities of the Trustee. In entering into this Eighth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.11    Governing Law. THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS EIGHTH SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TRUST INDENTURE ACT THAT ARE REQUIRED TO BE PART OF THIS EIGHTH SUPPLEMENTAL INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS.

Section 2.12    Counterparts. This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Eighth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Eighth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Eighth Supplemental Indenture and signature pages for all purposes.

Section 2.13    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.14    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused the Indenture to be duly executed as of the date first written above.

DANA INCORPORATED

By:	/s/ Timothy Kraus
Name: Timothy Kraus
Title: Senior Vice President and Treasurer

[Signature Page – Eighth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jessica Wuornos
Name: Jessica Wuornos
Title: Vice President

[Signature Page – Eighth Supplemental Indenture]